Exhibit 99.1

Ethan Allen Announces Election of Dr. James W. Schmotter as Director

DANBURY, Conn.--(BUSINESS WIRE)--April 22, 2010--Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) announces that its Board of Directors has elected Dr. James W. Schmotter as a director of the Company to serve for a term to expire in 2012.

Dr. Schmotter currently serves as president of Western Connecticut State University. He previously served as Western Michigan University’s dean of the Haworth College of Business, the dean of the College of Business and Economics at Lehigh University in Pennsylvania, and associate dean and director of international studies at the Johnson Graduate School of Management at Cornell University. Dr. Schmotter has also consulted for a variety of organizations including IBM, TRW, the Institute for International Education, the Cleveland Foundation, the Graduate Management Admission Council, the Educational Testing Service, United States Agency for International Development, and a number of universities in the U.S., Asia and Europe. He has also served as chairman of the board of trustees of the Graduate Management Admission Council, was the founding vice chair of the board of the MBA Enterprise Corps, and has been a member of many committees of the Association to Advance Collegiate Schools of Business. Dr. Schmotter is currently also a director of the United Way of Western Connecticut, the Greater Danbury Chamber of Commerce, and the Hord Foundation.

Mr. Kathwari, Chairman and CEO stated, “We are delighted that Jim Schmotter is joining our Board. He brings extensive knowledge in business strategies and is a well respected member of the Danbury community.”

Dr. Schmotter commented, “Ethan Allen’s progress in recent difficult economic times is a tribute not only to its focus on producing quality for both customers and shareholders, but also to the talent and commitment of its people. I look forward to joining its team as a director.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 280 design centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately seventy percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer